Exhibit 99.1

Health Discovery Corporation Announces Suit by Large Shareholder Seeking Declaratory Judgment Regarding Termination Date of Warrants Held by Shareholder

SAVANNAH, Georgia --  May 7, 2010 – Health Discovery Corporation (OTCBB:HDVY) (HDC) announced today that on May 6, 2010, William F. Quirk, Jr., a shareholder of HDC, filed a declaratory judgment action in Georgia state court   In the filing, Mr. Quirk contends that, because Mr. Quirk is a 10% shareholder of the Company, the expiration date for certain warrants issued to him is September 7, 2012 rather than September 7, 2010.

            The warrants in question were issued to Mr. Quirk in September 2007 in HDC’s 2007 private placement transaction and consist of (i) a warrant to purchase up to 16,263,888 shares of HDC common stock at a price of $0.14 per share, and (ii) a warrant to purchase up to 16,263,888 shares of HDC common stock at a price of $0.19 per share.  Although the stated expiration date for these warrants is September 7, 2010, Mr. Quirk contends that the expiration date for shareholders holding more than 10% of HDC’s common stock is extended automatically by two years. Accordingly, Mr. Quirk is seeking a judicial declaration that he may exercise his warrants at any time prior to September 7, 2012.  Mr. Quirk also is seeking award of his attorney’s fees in connection with the action.

            Mr. Quirk is the only holder of warrants acquired in HDC’s 2007 private placement transaction who, to HDC’s knowledge, claims to currently own more than 10% of the primary shares of HDC’s common stock.

HDC has engaged outside counsel to evaluate the claim and to defend HDC in the action.

About Health Discovery Corporation

Health Discovery Corporation is a molecular diagnostics company that uses advanced mathematical techniques to analyze large amounts of data to uncover patterns that might otherwise be undetectable. It operates primarily in the emerging field of personalized medicine where such tools are critical to scientific discovery. Its primary business consists of licensing its intellectual property and developing its own product line of biomarker-based diagnostic tests that include human genes and genetic variations, as well as gene, protein, and metabolic expression differences and image analysis in digital pathology and radiology. For more information, see www.healthdiscoverycorp.com.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time the Company may make other forward-looking statements relation to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop and commercialize new drugs, therapies or other products based on our approaches, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.